Exhibit 99.1

FOR RELEASE AT 3:00 PM CST

Contact: Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL SECOND QUARTER RESULTS

Milwaukee, Wisconsin - January 19, 2006 -- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal second quarter ended January 1, 2006.

Net sales for the Company’s second quarter ended January 1, 2006 were $43.3 million, compared to net sales of $48.4 million for the second quarter ended December 26, 2004. Based on the timing of the Company’s quarter end and holiday shutdown, the 2006 fiscal second quarter had 12 customer shipping weeks while 2005 fiscal second quarter had 13 weeks. The impact of one less week of customer shipments during the current quarter reduced sales by approximately $2.4 million. Net income for the period was $2.7 million, compared to $4.4 million in the prior year quarter. Diluted earnings per share for the period were $.71 compared to $1.15 in the prior year quarter.

For the six months ended January 1, 2006, net sales were $88.1 million compared to net sales of $93.0 million in the prior year period. Net income was $4.4 million compared to net income of $8.1 million in the prior year period and diluted earnings per share were $1.17 compared to $2.09. The current six months operating results includes a $3.2 million ($2.02 million after tax) charge to increase the Company’s reserve for uncollectible trade accounts receivable related to the filing for Chapter 11 bankruptcy protection by Delphi Corporation. This reduced the first quarter and six months earnings per share by $.54.

Overall sales to STRATTEC’s largest customers decreased in the current quarter compared to the prior year quarter levels. Sales to DaimlerChrysler Corporation increased slightly during the current quarter to $13.1 million compared to $12.8 million due to a more favorable vehicle content mix. Sales to Mitsubishi Motor Manufacturing of America, Inc. were $1.3 million compared to $1.0 million due to higher vehicle production volumes and product content. Sales to Ford Motor Company were $6.8 million compared to $8.5 million due to pre-programmed price reductions, discontinued models and lower levels of vehicle production. Sales to General Motors Corporation were $7.9 million compared to $10.8 million due to a combination of price reductions, discontinued models and lower levels of production on General Motors full-size SUV’s due to change-over to new models and inventory balancing on certain other vehicles.

Sales to Delphi Corporation were $7.1 million compared to $8.0 million due to pre-programmed price reductions and lower levels of production.

Gross profit margins were 19.7 percent in the current quarter compared to 23.7 percent in the prior year quarter. The gross profit margin decline during the current quarter was attributed to lower production volumes, higher purchased material costs for brass, zinc, and magnesium along with an unfavorable Mexico peso to U.S. dollar exchange rate affecting the Company’s Mexico Operations.

Operating expenses were $5.5 million in the current quarter, compared to $4.8 million in the prior year quarter. Increase in operating expense during the current quarter was attributed primarily to recognizing stock based compensation expense under Financial Accounting Standard 123(R). The impact of adopting this new financial accounting standard at the beginning of fiscal year 2006 reduced current quarter earnings per share by $.06.

The provision for income taxes in the current quarter includes a favorable foreign tax adjustment that positively impacted earnings per share by $.08.

STRATTEC designs, develops, manufacturers and markets mechanical locks, electro-mechanical locks, latches, and related access control products for global automotive manufacturers.  Its products are shipped to customers in the United States, Mexico, Europe and South America. The Company’s history in the automotive business spans more than 95 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.” Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment. These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

 STRATTEC SECURITY CORPORATION
Results of Operations
(In Thousands except per share amounts)

	Second Quarter Ended		Six Months Ended
	January 1, 2006	December 26, 2004	January 1, 2006	December 26, 2004
	(Unaudited)		(Unaudited)

Net Sales	$43,278	$48,436	$88,071	$93,027

Cost of Goods Sold	34,736	36,947	69,755	70,768

Gross Profit	8,542	11,489	18,316	22,259

Engineering, Selling &
Administrative Expenses	5,494	4,848	10,779	10,014

Provision for Doubtful Accounts	-	43	3,200	40

Income from Operations	3,048	6,598	4,337	12,205

Interest Income	574	233	1,063	416

Interest Expense	-	-	-	-

Other Income, Net	124	196	164	159

	3,746	7,027	5,564	12,780

Provision for Income Taxes	1,090	2,600	1,168	4,729

Net Income	$2,656	$4,427	$4,396	$8,051

Earnings Per Share:
Basic	$.71	$1.16	$1.17	$2.12
Diluted	$.71	$1.15	$1.17	$2.09

Average Basic
Shares Outstanding	3,744	3,806	3,745	3,806

Average Diluted
Shares Outstanding	3,748	3,840	3,751	3,847

Other
Capital Expenditures	$2,260	$1,322	$3,840	$2,020
Depreciation & Amortization	$1,808	$1,817	$3,632	$3,681

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	January 1, 2006	July 3, 2005
	(Unaudited)

ASSETS
Current Assets:
Cash and Cash Equivalents	$55,168	$56,950
Receivables, net	20,588	26,053
Inventories	12,337	11,654
Other Current Assets	11,244	10,030
Total Current Assets	99,337	104,687
Deferred Income Taxes	1,796	1,796
Investment in Joint Venture	1,614	1,412
Other Long Term Assets	596	603
Property, Plant and Equipment, Net	29,648	29,592
	$132,991	$138,090

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$14,742	$17,218
Other	10,054	12,850
Total Current Liabilities	24,796	30,068
Borrowings Under Line of Credit	-	-
Accrued Pension and Post
Retirement Obligations	11,471	16,271
Shareholders’ Equity	226,339	220,261
Accumulated Other
Comprehensive Loss	(11,962)	(12,047)
Less: Treasury Stock	(117,653)	(116,463)
Total Shareholders’ Equity	96,724	91,751
	$132,991	$138,090

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Second Quarter Ended		Six Months Ended
	January 1, 2006	December 26, 2004	January 1, 2006	December 26, 2004
	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities:
Net Income	$2,656	$4,427	$4,396	$8,051
Adjustment to Reconcile Net Income to
Cash Used in Operating Activities:
Depreciation	1,808	1,817	3,632	3,681
Stock Based Compensation Expense	351	-	560	-
Tax Benefit from Options Exercised	-	267	61	672
Change in Operating Assets/Liabilities	4,701	(823)	(6,512)	(11,479)
Other, net	149	208	65	224

Net Cash Provided by Operating Activities	9,665	5,896	2,202	1,149

Cash Flows from Investing Activities:
Investment in Joint Ventures	(50)	-	(50)	(75)
Additions to Property, Plant and Equipment	(2,260)	(1,322)	(3,840)	(2,020)
Proceeds from Sale of Property, Plant
and Equipment	22	-	22	-
Net Cash Used in Investing Activities	(2,288)	(1,322)	(3,868)	(2,095)

Cash Flow from Financing Activities:
Purchase of Common Stock	-	(787)	(1,196)	(6,254)
Reissue/Exercise of Stock Options	20	1,083	1,080	3,132

Net Cash Provided by (Used in) Financing Activities	20	296	(116)	(3,122)

Net Increase (Decrease) in Cash & Cash Equivalents	7,397	4,870	(1,782)	(4,068)

Cash and Cash Equivalents:
Beginning of Period	47,771	45,293	56,950	54,231
End of Period	$55,168	$50,163	$55,168	$50,163

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